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                                                Filed Pursuant to
                                                Rule 424(b)(3)
                                                Registration No. 33-65497
PROSPECTUS SUPPLEMENT
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(To Prospectus dated January 22, 1996)
(As supplemented by prospectus supplements dated January 24, 1996, January 31, 1996, February 6, 1996, February 12, 1996 and November 12, 1996)


                           Tele-Communications, Inc.
           Tele-Communications, Inc. Series A TCI Group Common Stock
                               ($1.00 Par Value)

      Tele-Communications, Inc. Series A Liberty Media Group Common Stock
                               ($1.00 Par Value)
                               -----------------


     On November 11, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder") sold 10,000 shares of the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCOMA"). The 10,000 shares of TCOMA were sold by the Selling Stockholder to SJP Investors ("SJP") at $13.0625 per share. No commissions were paid to SJP in connection with such sales.

     On November 12, 1996, the Selling Stockholder sold 50,000 shares of TCOMA. The 50,000 shares of TCOMA were sold by the Selling Stockholder to SJP at the following prices: 25,000 shares at $13.1875 per share and 25,000 shares at $13.3125 per share. No commissions were paid to SJP in connection with such sales.

     On November 13, 1996, the Selling Stockholder sold 25,405 shares of TCOMA. The 25,405 shares of TCOMA were sold by the Selling Stockholder to SJP at the following prices: 5,405 shares at $13.4375 per share and 20,000 shares at $13.3125 per share. No commissions were paid to SJP in connection with such sales.



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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         The date of this Prospectus Supplement is November 14, 1996.